Exhibit 5.1

John J. Kelley III
Corporate Vice President,
Chief Legal Officer and Corporate Secretary

Equifax Inc. 1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

November 24, 2021

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Re:	Equifax Inc. – Registration Statement on Form S-8 relating to the $200,000,000 of deferred compensation obligations pursuant to the Equifax Inc. Employee Deferred Compensation Plan

Ladies and Gentlemen:

I am Corporate Vice President, Chief Legal Officer and Corporate Secretary of Equifax Inc., a Georgia corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed on November 24, 2021 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the $200,000,000 of deferred compensation obligations that may be incurred by the Company upon election by eligible participants (the “Obligations”) pursuant to the Equifax Inc. Employee Deferred Compensation Plan (the “Plan”).

In connection with this opinion, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, I am of the opinion that the obligation of the Company to pay the Obligations to eligible participants who elect to participate in the Plan will constitute a valid and binding obligation of the Company.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ John J. Kelley III
John J. Kelley III
Corporate Vice President, Chief Legal Officer and Corporate Secretary